Exhibit 4.1

Execution Version

AERIE PHARMACEUTICALS, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of November 21, 2022

to the

INDENTURE

dated as of September 9, 2019

1.50% Convertible Senior Notes due 2024

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 21, 2022, between Aerie Pharmaceuticals, Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”), to the Indenture, dated as of September 9, 2019 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee. Capitalized terms used in this Supplemental Indenture without definition have the meanings ascribed to such terms in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 1.50% Convertible Senior Notes due 2024 (the “Notes”) in an aggregate principal amount of $316,250,000;

WHEREAS, the Company, Alcon Research, LLC, a Delaware limited liability company (“Parent”), and Lyon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of August 22, 2022 (as amended, supplemented, restated, or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent as of the date hereof (the “Merger”);

WHEREAS, in connection with the Merger, each share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than certain shares of Common Stock as set forth in the Merger Agreement) will be automatically converted into the right to receive an amount in cash equal to $15.25 per share, without interest and subject to any withholding of taxes;

WHEREAS, the Company has determined the Merger constitutes a “Common Stock Change Event” under the Indenture;

WHEREAS, Section 5.10 of the Indenture requires the Company to execute and deliver to the Trustee a supplemental indenture, pursuant to Section 8.01(F) of the Indenture without the consent of any Holders, in connection with a Common Stock Change Event, providing for the change in the conversion right of the Notes resulting from the Common Stock Change Event, as provided in Article 5 of the Indenture;

WHEREAS, the Company has determined that all things necessary to make this Supplemental Indenture a legal, valid and binding agreement of the Company and a valid amendment to the Indenture have been done, and pursuant to Section 8.06 of the Indenture, the Company requests that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel pursuant to Sections 5.10, 6.01(B), 8.06 and 11.02 of the Indenture upon each of which the Trustee is entitled to and shall conclusively rely.

NOW, THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

ARTICLE 1
AMENDMENTS

Section 1.01. Occurrence of Common Stock Change Event. The consummation of the Merger will constitute a Common Stock Change Event consistent with the definition thereof and as provided for under the Indenture.

Section 1.02. Settlement Election. Pursuant to Section 5.10(A)(2) of the Indenture, the Company has been deemed to have elected Physical Settlement to apply to all conversions whose Conversion Date occurs on or after the effective date of the Common Stock Change Event, subject to Section 1.03 below.

Section 1.03. Conversion of Notes following Merger. In accordance with and subject to Section 5.10 of the Indenture, from and after the Effective Time, the Notes will be convertible solely into the Reference Property of the Merger. Each Reference Property Unit of the Merger consists of an amount in cash equal to $15.25. Accordingly, from and after the Effective Time, the conversion of any Note will be settled by such consideration, per $1,000 principal amount of such Note to be converted, equal to the product of (A) the Conversion Rate applicable to such conversion, and (B) the applicable Reference Property Unit. From and after the Effective Time, in accordance with Section 5.10 of the Indenture, the Conversion Rate will no longer be subject to adjustment pursuant to Section 5.05(A) of the Indenture.

ARTICLE 2
MISCELLANEOUS

Section 2.01. Governing Law; Waiver to Jury Trial. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS SUPPLEMENTAL INDENTURE.

Section 2.02. Successors. All agreements of the Company in this Supplemental Indenture will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 2.03. Severability. If any provision of this Supplemental Indenture is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture will not in any way be affected or impaired thereby.

Section 2.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

Section 2.05. Headings, Etc. The headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture, and will in no way modify or restrict any of the terms or provisions of this Supplemental Indenture.

Section 2.06. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the Effective Time. The Company shall provide written notice to the Trustee upon the occurrence of the Effective Time; provided, however, that failure to provide such notice shall have no impact on the effectiveness of this Supplemental Indenture.

Section 2.07. The Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or effecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplemental Indenture, other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Peter Lang
	Name:	Peter Lang
	Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
	Name:	Barry D. Somrock
	Title:	Vice President